As filed with the Securities and Exchange Commission on November 2, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Penske Automotive Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3086739
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2555 Telegraph Road

Bloomfield Hills, MI 48302

(Address of Principal Executive Offices)

Penske Automotive Group 2012 Equity Incentive Plan

(Full Title of the Plan)

Shane M. Spradlin

Executive Vice President, General Counsel and Secretary

Penske Automotive Group, Inc.

2555 Telegraph Road

Bloomfield Hills, MI  48302

(Name and Address of Agent For Service)

(248) 648-2500

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if smaller reporting company) ☐
Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Voting Common Stock, $0.0001 par value per share (1)	2,000,000	$29.69	$59,380,000	$8,099.43
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock of Penske Automotive Group, Inc. as reported on the New York Stock Exchange on October 26, 2012.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Penske Automotive Group, Inc., a Delaware corporation (the “Company” or the “Registrant” or “we”), relating to 2.0 million shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), to be offered to participants under the Company’s 2012 Equity Incentive (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, which have been previously filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(1)

The Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the SEC on February 24, 2012 (the financial statements included in the Form 10-K have been superseded by the financial statements within the current report on Form 8-K filed on August 14, 2012 and therefore Deloitte & Touche LLP has not consented to the reissuance of their opinion included in the Form 10-K);

(2)	The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the SEC on May 4, 2012, August 3, 2012 and November 2, 2012, respectively;
(3)

The Current Reports on Form 8-K that we filed with the SEC on January 13, 2012, January 31, 2012, April 25, 2012 pursuant to Item 8.01, May 9. 2012, May 25, 2012, July 16, 2012, July 19, 2012, August 14, 2012 pursuant to Item 8.01, August 15, 2012, August 28, 2012, September 24, 2012, September 27, 2012 and October 18, 2012;

(4)

The description of our Common Stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 9, 1996 and any amendment or report filed for the purpose of updating the description.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Certificate of Incorporation and the Bylaws of the Registrant.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation and the By-laws of the Registrant provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. the Registrant maintains standard policies of directors’ and officers’ liability insurance.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, the Registrant’s certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director’s breach of his or her duty of care.

The Registrant maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Certificate of Incorporation (incorporated by reference to exhibit 3.2 of Penske Automotive Group, Inc.’s Form 8-K filed on July 2, 2007)

4.2	By-Laws (incorporated by reference to exhibit 3.1 to Penske Automotive Group, Inc.’s Form 8-K filed on December 7, 2007)

4.3	Penske Automotive Group 2012 Equity Incentive Plan

5.1	Opinion of Dykema Gossett PLLC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG Audit Plc

23.3	Consent of Dykema Gossett PLLC (included in opinion filed as Exhibit No. 5.1)

24.1	Powers of Attorney (included on signature page).

Item 9.	Undertakings

1. The undersigned Registrant and the Plan hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant and the Plan hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant and the Plan have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant and the Plan will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Penske Automotive Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bloomfield, State of Michigan, on this 2nd day of November, 2012.

Penske Automotive Group, Inc.

By:	/s./ Shane M. Spradlin
Shane M. Spradlin
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shane M. Spradlin and Robert H. Kurnick, Jr., and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name		Title	Date

/s./	Roger S. Penske	Chairman of the Board and Chief Executive Officer	November 2, 2012
	Roger S. Penske	(Principal Executive Officer)

/s./	David K. Jones	Executive Vice President and Chief Financial Officer	November 2, 2012
	David K. Jones	(Principal Financial Officer)

/s./	John D. Carlson, Jr.	Senior Vice President and Chief Accounting Officer	November 2, 2012
	John D. Carlson, Jr.	(Principal Accounting Officer)

/s./	John D. Barr	Director	November 2, 2012
John D. Barr

/s./	Michael R. Eisenson	Director	November 2, 2012
Michael R. Eisenson

/s./	Robert H. Kurnick, Jr.	Director	November 2, 2012
Robert H. Kurnick, Jr.

/s./	William J. Lovejoy	Director	November 2, 2012
William J. Lovejoy

/s./	Kimberly J. McWaters	Director	November 2, 2012
Kimberly J. McWaters

/s./	Yoshimi Namba	Director	November 2, 2012
Yoshimi Namba

/s./	Lucio A. Noto	Director	November 2, 2012
Lucio A. Noto

/s./	Richard J. Peters	Director	November 2, 2012
Richard J. Peters

/s./	Ronald G. Steinhart	Director	November 2, 2012
Ronald G. Steinhart

/s./	H. Brian Thompson	Director	November 2, 2012
H. Brian Thompson

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation (incorporated by reference to exhibit 3.2 of Penske Automotive Group, Inc.’s Form 8-K filed on July 2, 2007)

4.2	By-Laws (incorporated by reference to exhibit 3.1 to Penske Automotive Group, Inc.’s Form 8-K filed on December 7, 2007)

4.3*	Penske Automotive Group 2012 Equity Incentive Plan

5.1*	Opinion of Dykema Gossett PLLC

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of KPMG Audit Plc

23.3*	Consent of Dykema Gossett PLLC (contained in the opinion filed as Exhibit No. 5.1)

24.1	Powers of Attorney (included on signature page).

*      Filed herewith